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                                                                   EXHIBIT 10(t)





               DESCRIPTION OF SUPPLEMENTAL LIFE INSURANCE PLANS





Vice Presidents of the Liz Claiborne, Inc. (the "Company") receive universal life insurance policies which provide coverage equal to two times annual base salary. The Company pays the premiums on each policy during the employment period, enabling the employee to have a paid-up life insurance policy at retirement with a cash surrender value. Additionally, during 1994 the Chairman of the Board and former Vice Chairman of the Board and President were each covered under a $1 million term life insurance policy for which the Company paid the premium on the policies. Both of these policies terminated effective as of March 15, 1995.